Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited fourth quarter 2023 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

Asset-Based Operating Segment

●	Average price increase on contract renewals and deferred pricing agreements negotiated during 4Q’23: +5.6%

January 2024 Business Update

Preliminary Asset-Based financial metrics and business trends for January 2024, compared to the same period last year, are as follows:

●	Total Billed Revenue/CWT increased approximately 13%.
●	Total Billed Revenue/Shipment increased approximately 2%.
●	Total Weight/Shipment decreased approximately 9%.

See tables below for October 2023 through January 2024 monthly revenue, tonnage and shipment metric comparisons. Statistics for January 2024 have not been finalized.

Despite a softer freight environment, our Asset-Based segment core shipments and tonnage have increased on a year-over-year basis by approximately 8% and 6%, respectively. Total shipments and tonnage declined due to increased prices on transactional LTL business. In addition, due to smaller customer orders and changes in freight profile and business mix, our average weight per shipment in the Asset-Based segment has decreased year-over-year. We remain agile and responsive to market changes and are ready to scale up as demand increases.

Excluding pandemic-affected periods, the average sequential change in ArcBest’s Asset-Based operating ratio from the fourth quarter to the first quarter over the past ten years has been an increase of about 400 basis points, with larger increases occurring during declining economic environments.

Year-over-Year Monthly Total Daily Business Trends

	October 2023	November 2023	December 2023	January 2024(1)(2)

Billed Revenue/Day(3)	+3.9%	-3.4%	-4.1%	-7%
Total Tons/Day	-4.0%	-9.6%	-8.3%	-18%
Total Shipments/Day	+3.7%	-4.6%	-1.9%	-9%

1)	Statistics for the full month of January 2024 have not been finalized and are preliminary.
2)	There were 22.0 workdays in January 2024, and there were 21.0 workdays in January 2023.
3)	Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

1Q’24 Other Items

●	There will be 63.5 workdays in 1Q’24, and there were 64.0 workdays in 1Q’23.

Asset-Light Operating Segment

4Q’23 and January 2024 Monthly Total Daily Business Trends(1)

	October 2023	November 2023	December 2023	January 2024(2)(3)

Revenue/Day (Year-over-Year)	-15.4%	-14.6%	-13.3%	-15%
Shipments/Day (Year-over-Year)	+10.0%	+14.3%	+13.1%	+11%
Revenue/Shipment (Year-over-Year)	-23.1%	-25.3%	-23.3%	-23%
Purchased Transportation Expense as a % of Revenue	86.2%	85.8%	87.2%	89%

1)	Statistical data for the periods presented include transactions related to managed transportation solutions which were previously excluded from the presentation of operating statistics for the Asset-Light segment.
2)	Statistics for the full month of January 2024 have not been finalized and are preliminary.
3)	There were 22.0 workdays in January 2024, and there were 21.0 workdays in January 2023.

Our revenue levels have declined, despite an increase in shipments, due to a lower average revenue per shipment as a result of the softer market environment. Our purchased transportation expense as a percentage of revenue increased as we saw more limited carrier capacity after the holiday season and during several winter storms.

Additional Detailed Information

Asset-Based Operating Segment

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2024 through 2027, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $6 million - $6.5 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided. If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
91.1 to 93.0	1%
89.1 to 91.0	2%
87.1 to 89.0	3%
87.0 or below	4%

ArcBest Consolidated

On a preliminary basis, January 2024 consolidated revenues decreased approximately 13% on a per day basis compared to January 2023.

1Q’24 – Projected Other Items

●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program with third-party customers and human-centered remote and automated operations (non-GAAP reconciling item): $10 million vs. $6 million in 1Q’23
●	Loss in “Other and eliminations” (non-GAAP basis, which excludes Projected Innovative Technology Costs): $6 million vs. $6 million in 1Q’23
●	Interest Income, net of Interest Expense: $0.8 million vs. $0.6 million in 1Q’23

FY’24 – Projected Other Items

●	Projected Innovative Technology Costs in “Other and eliminations” related to our freight handling pilot program with third-party customers and human-centered remote and automated operations, as previously announced in connection with our investment in Phantom Auto (non-GAAP reconciling item): $30 million vs. $31 million in 2023
●	Loss in “Other and eliminations” (non-GAAP basis, which excludes Projected Innovative Technology Costs and other items): $25 million vs. $23 million in 2023
●	Interest Expense, net of Interest Income: $2 million vs. Interest Income, net of Interest Expense of $6 million in 2023

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

●	The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers, as well as investments in ArcBest technology and innovation. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services.

MoLo Contingent Earnout Consideration

●	As previously disclosed, contingent earnout consideration for the MoLo acquisition will be paid based on achievement of certain targets of adjusted earnings before interest, taxes, depreciation, and amortization, as adjusted for certain items pursuant to the merger agreement, for years 2023 through 2025. The liability for contingent earnout consideration is remeasured at fair value each quarter, and any change in fair value as a result of the recurring quarterly assessment is recognized in operating income. Factors impacting the fair value of the contingent earnout consideration include actual and forecasted operating results of MoLo, market volatility and discount rate considerations (including interest rates and other market factors). No consideration will be paid for year 2023, due to the earnout target not being achieved.

ArcBest Consolidated Capital Expenditures

FY’23 – Actual

●	Total Net Capital Expenditures, including financed equipment: $245 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $144 million
●	Total Net Capital Expenditures in 2023 were lower than the original estimate because of delays in some real estate facility projects and lower revenue equipment purchases due to supply chain-related manufacturing delays and cancellations, primarily on new city tractors and trailers.
●	Depreciation and amortization costs on property, plant and equipment: $133 million
●	Intangible asset amortization: $13 million

ArcBest Consolidated Capital Expenditures

FY’24 – Projected

●	Total Net Capital Expenditures, including financed equipment: $325 million to $375 million
●	Includes revenue equipment purchases (majority for Asset-Based) of $155 million
●	Includes real estate expenditures of $130 million
●	The remaining amount of capital expenditures includes items related to technology and miscellaneous dock equipment upgrades and enhancements.
●Depreciation and amortization costs on property, plant and equipment: approximately $142 million
●	Intangible asset amortization, primarily reflecting purchase accounting amortization related to the MoLo acquisition: $13 million

Share Repurchase Program

●	On February 5, 2024, ArcBest’s board of directors increased the total amount available under the company’s common stock repurchase program to $125 million.

Tax Rate

●	ArcBest’s fourth quarter 2023 effective GAAP tax rate for continuing operations was 28.0%. The “Effective Tax Rate Reconciliation” table of ArcBest’s fourth quarter 2023 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates. The effective non-GAAP tax rate for fourth quarter 2023 was 28.3%. Under the current tax laws, we expect our full year 2024 non-GAAP tax rate for continuing operations to be in a range of 26% to 27%. The effective tax rate may be impacted by discrete items that could occur throughout the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

The “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance. For 2023, the change in fair value of an equity investment was also included in this line. After excluding non-GAAP reconciling items detailed in the table below, ArcBest expects the 2024 non-GAAP “Other, net” income to approximate the 2023 income.

Changes in cash surrender value of life insurance included an increase of $1.8 million in fourth quarter 2023 compared to an increase of $0.9 million in fourth quarter 2022, reflecting higher market gains experienced in fourth quarter 2023 on these assets that are invested much like pension plan assets. The fair value of our equity investment in Phantom Auto increased $3.7 million upon the measurement required in second quarter 2023 based on an observable price change. ArcBest excludes changes in cash surrender value and changes in fair value of our equity investment when presenting non-GAAP net income and EPS.

	Three Months Ended		Year Ended
	December 31		December 31
	2023	2022	2023	2022

	(in millions)
Other, net
Amounts on GAAP basis - income (costs)	$1.8	$1.5	$8.7	$(2.4)
Non-GAAP Adjustments:
Life insurance proceeds and changes in cash surrender value(1)	(1.8)	(0.9)	(4.6)	2.7
Change in fair value of equity investment	—	—	(3.7)	—
Non-GAAP amounts - income (costs)	$—	$0.6	$0.4	$0.3

1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding (i) our expectations about our intrinsic value or our prospects for growth and value creation and (ii) our financial outlook, position, strategies, goals, and expectations. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: the effects of a widespread outbreak of an illness or disease or any other public health crisis, as well as regulatory measures implemented in response to such events; external events which may adversely affect us or the third parties who provide services for us, for which our business continuity plans may not adequately prepare us, including, but not limited to, acts of war or terrorism, or military conflicts; data privacy breaches, cybersecurity incidents, and/or failures of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely; interruption or failure of third-party software or information technology systems or licenses; untimely or ineffective development and implementation of, or failure to realize the potential benefits associated with, new or enhanced technology or processes, including our customer pilot offering of Vaux; the loss or reduction of business from large customers or an overall reduction in our customer base; the timing and performance of growth initiatives and the ability to manage our cost structure; the cost, integration, and performance of any recent or future acquisitions and the inability to realize the anticipated benefits of the acquisition within the expected time period or at all; unsolicited takeover proposals, proxy contests, and other proposals/actions by activist investors; maintaining our corporate reputation and intellectual property rights; nationwide or global disruption in the supply chain resulting in increased volatility in freight volumes; competitive initiatives and pricing pressures; increased prices for and decreased availability of equipment, including new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; relationships with employees, including unions, and our ability to attract, retain, and upskill employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; union employee wages and benefits, including changes in required contributions to multiemployer plans; availability and cost of reliable third-party services; our ability to secure independent owner-operators and/or operational or regulatory issues related to our use of their services; litigation or claims asserted against us; governmental regulations; environmental laws and regulations, including emissions-control regulations; default on covenants of financing arrangements and the availability and terms of future financing arrangements; our ability to generate sufficient cash from operations to support significant ongoing capital expenditure requirements and other business initiatives; self-insurance claims, insurance premium costs, and loss of our ability to self-insure; potential impairment of long-lived assets and goodwill and intangible assets; general economic conditions and related shifts in market demand that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; increasing costs due to inflation and higher interest rates; seasonal fluctuations, adverse weather conditions, natural disasters, and climate change; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from those expressed in these forward-looking statements, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.